Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ANSYS, INC.

ANSYS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following amendments to the Restated Certificate of Incorporation of the Corporation, dated May 25, 2022 (the “Restated Certificate”), have been approved and adopted by the Corporation’s Board of Directors and have been duly adopted by a vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Restated Certificate:

1.Article VI, Section 3 of the Restated Certificate is hereby amended to read in its entirety as follows:

“The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. Until the election of Directors at the 2026 annual meeting of stockholders, the Directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. Any Director elected prior to the 2024 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each Director elected at the 2024 annual meeting of stockholders will be elected for a term expiring at the 2025 annual meeting of stockholders. Each Director elected at the 2025 annual meeting of stockholders will be elected for a term expiring at the 2026 annual meeting of stockholders. At the 2026 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all Directors will be elected for a term expiring at the next annual meeting of stockholders. Each Director shall hold office until the annual meeting of stockholders at which such Director’s term expires and serve until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier death, resignation, disqualification or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and any certificate of designations applicable thereto.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.”

2.Article VI, Section 4 of the Restated Certificate is hereby amended to read in its entirety as follows:

“Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Prior to the election of Directors at the 2026 annual meeting of stockholders, any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. From and after the election of Directors at the 2026 annual meeting of stockholders, any Director appointed in accordance with the first sentence of this Section 4 of Article VI shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, for as long as the Board of Directors continues to be classified, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.”

3.Article VI, Section 5 of the Restated Certificate is hereby amended to read in its entirety as follows:

“Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) with or without cause (except that any Director who is serving a three-year term prior to the 2026 annual meeting of stockholders may be removed only for cause) and (ii) only by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Restated Certificate of Incorporation, “cause,” with respect to the removal of any Director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.”

IN WITNESS WHEREOF, ANSYS, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by Ajei S. Gopal, its President and Chief Executive Officer, this 12 day of May, 2023.

        /s/ Ajei S. Gopal
        Ajei S. Gopal
        President and Chief Executive Officer